Exhibit 11.4.1

CONSENT OF WAVEMAKER LABS

We consent to the use, in this Offering Statement on Form 1-A of the discussion of the experience of Future VC, LLC (“Wavemaker Labs”) and resources available to Future Labs V, Inc..

Very truly yours,

/s/ Future VC, LLC

Santa Monica, CA

August 22, 2019